Exhibit 99.1

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports

Third Quarter Financial Results

MOCKSVILLE, NORTH CAROLINA, November 7, 2014 - Bank of the Carolinas Corporation (OTCQB: BCAR) today reported financial results for the three- and nine-month periods ended September 30, 2014.

For the three-month period ended September 30, 2014, the Company reported net income available to common shareholders of $10.7 million as compared to a net loss of $5,000 for the third quarter of 2013. For the nine-month period ended September 30, 2014, the Company reported net income available to common shareholders of $10.0 million or $0.075 per common share, compared to a net loss of $1.4 million or $0.36 per common share for the nine-month period ended September 30, 2013. The increase in net income was primarily due to the $10.2 million gain on redemption of preferred stock in the third quarter of 2014.

The provision for loan losses recognized a recovery of $535,000 in the third quarter of 2014 compared to a recovery of $920,000 in the third quarter a year ago. For the nine-month period ended September 30, 2014, the provision for loan losses recognized a recovery of $760,000 compared to a recovery of $2.1 million for the same nine-month period of 2013. The Company recovered $26,000 of costs related to foreclosed real estate for the third quarter of 2014 as compared to $144,000 of expense in the third quarter of 2013. For the nine-month period ended September 30, 2014, costs related to foreclosed real estate were $1,000 as compared to $676,000 for the same nine-month period of 2013. Through September 30, 2014, credit-related costs totaled a recovery of $706,000 as compared to the previous year’s recovery of $1.6 million through September 30, 2013.

The Company continues its progress in reducing the level of nonperforming assets. As of September 30, 2014, the Company’s nonperforming assets decreased to $4.5 million and amounted to 1.15% of total assets as compared to $8.7 million, or 2.04% of total assets as of September 30, 2013. The allowance for loan losses was 1.84% of total loans as of September 30, 2014 compared to 2.23% of total loans as of September 30, 2013. Net loan recoveries amounted to $565,000 for the third quarter of 2014, as compared to net loan recoveries of $737,000 in the third quarter of 2013.

The Company’s net interest margin was 3.20% in the third quarter of 2014, which is an increase of 46 basis points from 2.74% in the third quarter of 2013. Excluding $4.4 million of debt prepayment penalties, noninterest expense for nine-months ended September 30 decreased 5.99% in 2014 versus 2013 and for the three-month period decreased 6.06% in the third quarter of 2014 versus 2013. Cost savings of $901,000 for the first nine months of 2014 have been recognized in salary and benefits and costs related to foreclosed real estate.

Total assets at September 30, 2014 amounted to $396.3 million, a decrease of 6.9% when compared to $425.6 million as of September 30, 2013. Loans totaled $281.7 million at September 30, 2014, an increase of 1.1% from a year earlier, and deposits decreased 4.8% over the prior year to $348.2 million. The Company’s deposit mix has improved compared to a year earlier by decreasing non-core brokered and institutional deposits by $21.2 million.

The Company’s banking subsidiary had a Tier 1 leverage capital ratio and Tier 1 capital to risk-weighted assets ratio of 10.77% and 14.45% respectively, while its total capital to risk-weighted assets ratio was 15.70% as of September 30, 2014.

The Company completed a private placement of $45.8 million on July 16, 2014. In connection with the private placement, the Company repurchased all 13,179 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, issued under the Capital Purchase Program from the U.S. Treasury. The Company also repurchased all of its floating rate trust preferred securities issued through its subsidiary, Bank of the Carolinas Trust I, from the holders of those securities. The Company also repurchased a subordinated note from the holder of the note.

The Company injected $34.8 million from the proceeds of the private placement into the Company’s banking subsidiary, Bank of the Carolinas. In efforts to restructure the bank’s balance sheet and address interest rate risk issues, two term repurchase agreements were prepaid with penalties totaling $4.4 million. To fund these prepayments, the bank sold investment securities, which resulted in a loss on sale of securities of $1.3 million. As of September 30, 2014, the Company and its subsidiaries had no outstanding third-party debt obligations.

President and CEO, Stephen R. Talbert, said, “We are pleased to release our third quarter earnings. We are proud of the continued success we have in reducing our levels of nonperforming assets. The successful $45.8 million private placement completed on July 16, 2014 raised our capital ratios above all the regulatory requirements. We are extremely proud of this accomplishment. We continue to believe that the Company is positioned for future success.”

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a North Carolina chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Concord, Harrisburg, Landis, Lexington and Winston-Salem. The common stock of the Company is quoted under the symbol “BCAR” on the OTCQB marketplace operated by OTC Markets Group Inc.

For further information contact:

Stephen R. Talbert

President and Chief Executive Officer

Bank of the Carolinas Corporation

(336) 751-5755

DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS

Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the SEC’s Internet website at www.sec.gov. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “feels,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Factors that could influence the accuracy of forward-looking statements include, but are not limited to (a) pressures on our earnings, capital and liquidity resulting from current and future conditions in the credit and capital markets, (b) continued or unexpected increases in nonperforming loans and credit losses in our loan portfolio, (c) continued adverse conditions in the economy and in the real estate market in our banking markets (particularly those conditions that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of collateral that secures our loans), (d) the financial success or changing strategies of our customers,

(e) actions of government regulators, or change in laws, regulations or accounting standards, that adversely affect our business, (f) changes in the interest rate environment and the level of market interest rates that reduce our net interest margins and/or the values of loans we make and securities we hold, (g) changes in competitive pressures among depository and other financial institutions or in our ability to compete effectively against other financial institutions in our banking markets, and (h) other developments or changes in our business that we do not expect. Although we believe that the expectations reflected in the forward-looking statements included in this press release are reasonable, they represent our management’s judgments only as of the date they are made, and we cannot guarantee future results, levels of activity, performance or achievements. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands Except Share Data)

(Unaudited)

	September 30,
	2014	2013

Assets:

Cash and due from banks, noninterest-bearing	$9,349	$4,941
Interest-bearing deposits in banks	44,076	28,696
Investment securities available-for-sale, at fair value	40,997	92,891
Loans receivable	281,696	278,503
Less, allowance for loan losses	(5,183)	(6,215)

Total loans, net	276,513	272,288
Premises and equipment	10,951	11,429
Other real estate owned	1,220	1,386
Bank owned life insurance	11,146	10,799

Other assets	2,027	3,198

Total Assets	$396,279	$425,628

Liabilities:

Noninterest-bearing demand deposits	$34,857	$35,323
Interest-checking deposits	41,540	39,790
Savings and money market deposits	114,284	111,913
Time deposits	157,486	178,668

Total deposits	348,167	365,694

Securities sold under agreements to repurchase	394	45,544
Subordinated debt	—	7,855
Other liabilities	1,527	2,613

Total Liabilities	350,088	421,706

Stockholders’ Equity:

Preferred stock, net of discount, no par value	—	12,996

Common stock, no par value at September 30, 2014, $5 par value per share at September 30, 2013	—	19,479
Additional paid-in capital	73,815	12,991
Retained deficit	(27,324)	(37,670)
Accumulated other comprehensive loss	(300)	(3,874)

Total Stockholders’ Equity	46,191	3,922

Total Liabilities and Stockholders’ Equity	$396,279	$425,628

Preferred shares authorized	3,000,000	3,000,000
Preferred shares issued and outstanding	—	13,179
Unaccrued preferred stock dividend	—	1,730
Common shares authorized	580,000,000	15,000,000
Common shares issued and outstanding	462,028,831	3,895,840

Book value per common share	$0.10	$(2.77)

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands Except Share Data)

(Unaudited)

	Three months ended September 30		Nine months ended September 30
	2014	2013	2014	2013
Interest income
Interest and fees on loans	$3,269	$3,264	$9,697	$9,704
Interest on securities	317	520	1,392	1,606
Other interest income	22	17	55	56

Total interest income	3,608	3,801	11,144	11,366

Interest expense
Interest on deposits	509	561	1,561	1,761
Interest on borrowed funds	102	569	1,223	1,689

Total interest expense	611	1,130	2,784	3,450

Net interest income	2,997	2,671	8,360	7,916
Provision for (recovery of) loan losses	(535)	(920)	(760)	(2,078)

Net interest income after provision for loan losses	3,532	3,591	9,120	9,994

Noninterest income
Customer service fees	294	285	878	857
Increase in value of bank owned life insurance	87	89	258	263
Losses on investment securities	(1,275)	—	(1,275)	—
Extinguishment of debt	5,443	—	5,443	—
Other income	4	6	23	9

Total noninterest income	4,553	380	5,327	1,129

Noninterest expense
Salaries and benefits	1,434	1,611	4,571	4,804
Occupancy and equipment	471	459	1,399	1,337
FDIC insurance assessments	371	360	1,102	1,096
Data processing services	260	257	788	809
Valuation provisions and net operating costs associated with foreclosed real estate	(26)	144	1	676
Debt prepayment penalty	4,353	—	4,353	—

Other	852	748	2,498	2,297

Total noninterest expenses	7,715	3,579	14,712	11,019

Income (Loss) before income taxes	370	392	(265)	104

Provision for income taxes	—	152	—	790

Net income (loss)	$370	$240	$(265)	$(686)
Dividends and accretion on preferred stock	165	(245)	65	$(731)
Gain on redemption of preferred stock	10,203	—	10,203	—

Net income (loss) available to common shareholders	$10,738	$(5)	$10,003	$(1,417)

Earnings (Loss) per common share:
Basic	$0.028	$—	$0.075	$(0.36)
Diluted	$0.028	$—	$0.075	$(0.36)

Weighted Average Common Shares Outstanding:
Basic	387,333,235	3,895,840	133,112,837	3,895,840
Diluted	387,333,235	3,895,840	133,112,837	3,895,840

Bank of the Carolinas Corporation

Other Financial Data

(Dollars in thousands except per share amounts)

	As of or for the nine months ended September 30
	2014	2013	Change*
Average balance sheet data
Average loans	$278,893	$270,352	3.16%
Average earning assets	387,083	389,543	(0.63)
Average total assets	423,008	427,136	(0.97)
Average common shareholders’ equity	5,959	(5,375)	(210.87)
Average total shareholders’ equity	15,421	7,804	97.60

Period-end balance sheet data:
Total loans	$281,696	$278,503	1.15%
Allowance for loan losses	(5,183)	(6,215)	(16.60)
Total assets	396,279	425,628	(6.90)
Total deposits	348,167	365,694	(4.79)
Total common shareholders’ equity	46,191	(9,074)	(609.05)
Total shareholders’ equity	46,191	3,922	1,077.74

Asset quality indicators
Net loan charge-offs (recoveries)	$72	$(1,403)	(105.17)%
Total nonperforming loans	3,318	7,305	(54.58)
Total nonperforming assets	4,538	8,692	(47.79)

Asset quality ratios
Net-chargeoffs (recoveries) to average loans **	0.03%	(0.69)%	72	BP
Nonperforming loans to total loans	1.18	2.62	(145)
Nonperforming assets to total assets	1.15	2.04	(90)
Nonperforming assets to loan-related assets	1.60	3.11	(150)
Allowance for loan losses to total loans	1.84	2.23	(39)

Financial ratios
Return on average assets **	(0.08)%	(0.21)%	13	BP
Return on average common shareholders’ equity **	222.97	(35.25)	25,822
Net interest margin **	2.89	2.72	17

Per share amounts available to common shareholders
Basic loss per common share	$0.075	$(0.36)	120.83%
Diluted loss per common share	$0.075	(0.36)	120.83
Book value per common share	0.10	(2.77)	(103.60)

*	BP denotes basis points. N/M denotes not meaningful.
**	ratio annualized.

Bank of the Carolinas Corporation

Other Financial Data (continued)

(Dollars in thousands except per share amounts)

	As of or for the three months ended September 30
	2014	2013	Change*
Average balance sheet data
Average loans	$279,861	$273,510	2.32%
Average earning assets	371,515	386,592	(3.90)
Average total assets	413,222	422,096	(2.10)
Average common shareholders’ equity	37,517	(7,152)	(624.59)
Average total shareholders’ equity	39,665	6,027	558.08

Asset quality indicators
Net loan recoveries	$(565)	$(737)	(23.39)%

Asset quality ratios
Net recoveries to average loans **	(0.80)%	(1.07)%	27	BP

Financial ratios
Return on average assets **	0.36%	0.23%	13	BP
Return on average common shareholders’ equity **	113.55	(0.28)	11,383
Net interest margin **	3.20	2.74	46

Per share amounts available to common shareholders
Basic loss per common share	$0.028	$—	—%
Diluted loss per common share	$0.028	—	—
Book value per common share	0.10	(2.77)	(103.60)

*	BP denotes basis points. N/M denotes not meaningful.
**	ratio annualized.